UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

 Certification and Notice of Termination of Registration under Section 12(g)
    of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                          Commission File Number:  1-4199
                                                                   -------

                                 Bestfoods
       ------------------------------------------------------------
           (Exact name of registrant as specified in its charter)

                             700 Sylvan Avenue
                            International Plaza
                      Englewood Cliffs, NJ 07632-9876
                               (201) 894-4000
       ------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Common Stock, par value $0.25 per share
                      Preferred Stock Purchase Rights
       ------------------------------------------------------------
          (Title of each class of securities covered by this Form)

                                    None
       ------------------------------------------------------------
    (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)        |X|     Rule 12h-3(b)(1)(ii)       |_|
            Rule 12g-4(a)(1)(ii)       |_|     Rule 12h-3(b)(2)(i)        |_|
            Rule 12g-4(a)(2)(i)        |_|     Rule 12h-3(b)(2)(ii)       |_|
            Rule 12g-4(a)(2)(ii)       |_|     Rule 15d-6                 |_|
            Rule 12h-3(b)(1)(i)        |X|

Approximate number of holders of record as of the certification
or notice date:    1

          Pursuant to the requirements of the Securities Exchange Act of 1934, Bestfoods has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    BESTFOODS

DATE:  October 4, 2000              By:  /s/  EDUARDO B. SANCHEZ
                                       ---------------------------------
                                       Name:   Eduardo B. Sanchez
                                       Title:  Vice President, General Counsel